UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2005

CAPITAL AUTOMOTIVE REIT

(Exact name of registrant as specified in its charter)

Maryland	000-23733	54-1870224

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8270 Greensboro Drive, Suite 950 McLean, Virginia	22102

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 288-3075

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      On May 10, 2005, Capital Automotive REIT (the “Company”) and its operating partnership, Capital Automotive L.P. (the “Partnership”), entered into an amendment to their syndicated unsecured revolving credit and term loan facility, under which the Partnership is the borrower and the Company is the guarantor, with JPMorgan Chase Bank, N.A., as Administrative Agent, and a syndicate of lenders.

      The term loan portion of the facility is a $150 million five-year unsecured term loan and requires interest-only payments until maturity, at which time the loan requires a final payment totaling $150 million. The facility bears interest at a spread, generally over LIBOR, and adjusts over time, based upon either the debt ratings of the Company or the Partnership or the leverage of the Company, the Partnership and their subsidiaries, on a consolidated basis. The amendment reduces the interest rate of the term loan portion of the facility by 5 to 10 basis points, depending on the Company or Partnership’s applicable debt rating. As a result, borrowings under the term loan portion of the facility currently bear interest at a spread over LIBOR of 87.5 basis points. In addition, the amendment provides for the payment of a prepayment premium by the Partnership if it elects to prepay all or any part of the term loan portion of the facility on or before October 1, 2005. The prepayment premium is 0.75% of the principal amount of any repayment. Any prepayment made after October 1, 2005 is not subject to the prepayment premium.

      Some of the lenders or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending, financial advisory or corporate trust services to the Company, the Partnership and their affiliates in the ordinary course of business. They have received and expect to receive customary fees for such services.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Amendment No. 1 to Revolving Credit and Term Loan Agreement dated as of May 10, 2005.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL AUTOMOTIVE REIT
By:	/s/ David S. Kay
	Name:	David S. Kay
	Title:	Chief Financial Officer, Treasurer and Senior Vice President

Dated: May 13, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 1 to Revolving Credit and Term Loan Agreement dated as of May 10, 2005.